                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                       Service Corporation International
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                  [SERVICE CORPORATION INTERNATIONAL(R) LOGO]



                                    SERVICE
                                  CORPORATION
                                 INTERNATIONAL

                                PROXY STATEMENT
                         AND 2002 ANNUAL MEETING NOTICE

                       SERVICE CORPORATION INTERNATIONAL
                      1929 ALLEN PARKWAY, P.O. BOX 130548
                           HOUSTON, TEXAS 77219-0548

                             ---------------------

                              PROXY STATEMENT AND
                              2002 ANNUAL MEETING
                                     NOTICE

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 2002

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Service Corporation International will be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas 77090, on Thursday, May 9, 2002, at 10:00 a.m., Houston time, for the following purposes:

          (1) To elect four directors as members of the class of directors to serve until the third succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified;

          (2) To consider and act on a proposal to approve the selection of PricewaterhouseCoopers LLP as independent accountants for the 2002 fiscal year; and

          (3) To act on such other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     The transfer books of the Company will not be closed, but only holders of Common Stock of record at the close of business on March 21, 2002 will be entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding stock entitled to vote is required for a quorum.

     Management sincerely desires your presence at the Annual Meeting. However, so that we may be sure that your vote will be included, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,

                                            James M. Shelger, Secretary

Houston, Texas
April 12, 2002

                                PROXY STATEMENT

                       SERVICE CORPORATION INTERNATIONAL
         1929 Allen Parkway, P.O. Box 130548 Houston, Texas 77219-0548

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Service Corporation International, a Texas corporation ("SCI" or the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas 77090, on Thursday, May 9, 2002, at 10:00 a.m., Houston time, and at any recess or adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 12, 2002. A copy of the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2001, including the consolidated financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting.

     At March 21, 2002, the Company had outstanding and entitled to vote 293,156,506 shares of Common Stock, $1.00 par value ("Common Stock"). The holders of Common Stock will be entitled to one vote per share on each matter considered (cumulative voting is not permitted). A majority of the votes entitled to be cast must be represented at the Annual Meeting, in person or by proxy, for a quorum to be present for the transaction of business. Only shareholders of record at the close of business on March 21, 2002 will be entitled to vote at the Annual Meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for (a) the election of directors, (b) the approval of the selection of independent accountants, and (c) the approval of such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to its voting by a later dated proxy or by written notice of revocation filed with the Secretary of the Company. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person.

     In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are directors to be elected. Abstentions are counted toward the calculation of a quorum. An abstention has the same effect as a vote against the proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not count toward a quorum as to that matter.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each with staggered terms of three years. Four directors whose terms expire at this Annual Meeting have been renominated for three-year terms expiring at the 2005 Annual Meeting of Shareholders. The terms of office of the directors in the other two classes expire at the Annual Meetings of Shareholders to be held in 2003 and 2004.

     The enclosed proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided below.

     Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board. Proxies cannot be voted on the election of directors for a greater number of persons than four, which is the number of nominees named herein.

     The following table sets forth, as to each nominee for election and each director whose term will continue, such person's name and age, the committees on which such person serves, the person's current principal occupation and the year in which such person was first elected a director of the Company.

                                                                                       DIRECTOR
             DIRECTOR NAME                          PRINCIPAL OCCUPATION                SINCE     AGE
             -------------                          --------------------               --------   ---
DIRECTOR NOMINEES FOR TERMS EXPIRING AT THE 2005 ANNUAL MEETING:
Jack Finkelstein(1)(3)(4)..............  Personal and family trust investments           1965     74
James H. Greer(2)......................  Chairman of the Board of Shelton W. Greer       1978     75
                                         Co., Inc. (engineering, manufacturing,
                                         fabrication and installation of building
                                         specialty products)
Clifton H. Morris, Jr.(1)(3)...........  Chairman of the Board of AmeriCredit Corp.      1990     66
                                         (financing of automotive vehicles)
W. Blair Waltrip(1)(4).................  Independent consultant, family and trust        1986     47
                                         investments
DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING:
Anthony L. Coelho(1)(2)(4).............  Independent business consultant                 1991     59
A. J. Foyt, Jr. .......................  President of A. J. Foyt Enterprises, Inc.       1974     67
                                         (designer, manufacturer and exhibitor of
                                         high-speed engines and racing vehicles and
                                         marketer of automotive vehicles)
E. H. Thornton, Jr.(1)(2)(3)...........  Attorney with Thornton & Burnett, Attorneys     1962     92
                                         at Law
R. L. Waltrip(1)(4)(5).................  Chairman of the Board and Chief Executive       1962     71
                                         Officer of the Company
Edward E. Williams(1)(3)(4)(5).........  Henry Gardiner Symonds Professor and            1991     56
                                         Director of the Entrepreneurship Program at
                                         the Jesse H. Jones Graduate School of
                                         Management at Rice University
DIRECTORS WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING:
B. D. Hunter(1)(5).....................  Vice Chairman of the Company                    1986     72
John W. Mecom, Jr.(2)..................  Chairman of the Board of The John W. Mecom      1983     62
                                         Co. (personal and family investments)
Victor L. Lund(1)(3)...................  Vice Chairman of the Board of Albertson's,      2000     54
                                         Inc. (supermarket company)

---------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Investment Committee

(5) Member of 1996 Nonqualified Incentive Plan Stock Option Committee

     Each director has been engaged in his current principal occupation set forth in the table during the last five years except as indicated below. Also set forth below are certain other directorships held by directors.

     Anthony L. Coelho served as the general chairman of the presidential campaign of former Vice President Al Gore from October 1999 until June 2000. From September 1997 to July 1999, Mr. Coelho was a consultant to Telecommunications, Inc. From July 1995 to November 1997, Mr. Coelho served as Chairman and Chief Executive Officer of Coelho Associates, L.L.C. (investment consulting and brokerage firm) and served from October 1995 to September 1997 as Chairman and Chief Executive Officer of ETC w/tci (training and communication firm). Mr. Coelho is a member of the Board of Directors of Cyberonics, Inc., Cadiz, Inc. and MangoSoft, Inc.

     James H. Greer is a member of the Board of Directors of AmeriCredit Corp.

     B.D. Hunter was appointed Vice Chairman of the Company in January 2000. For more than five years, Mr. Hunter has been Chairman of Huntco, Inc., an intermediate steel processor, and was also its Chief Executive Officer prior to May 2000. In February 2002, Huntco, Inc. filed a petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Hunter is a member of the Board of Directors of Cash America International, Inc.

     Victor L. Lund has served as Vice Chairman of the Board of Albertsons, Inc. since June 1999. Prior thereto, Mr. Lund served 22 years at American Stores Company in various positions, including Chairman of the Board and Chief Executive Officer. Mr. Lund is a member of the Board of Directors of Borders Group, Inc.

     Clifton H. Morris, Jr. is a member of the Board of Directors of Cash America International, Inc.

     W. Blair Waltrip served as an Executive Vice President of the Company for more than five years until January 2000. He is a member of the Board of Directors of Pinnacle Global Group Inc. Mr. W. Blair Waltrip is the son of Mr.
R. L. Waltrip.

     Edward E. Williams is a member of the Board of Directors of Equus II Incorporated.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings during 2001. Standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee, Investment Committee and 1996 Nonqualified Incentive Plan Stock Option Committee.

     The Executive Committee has authority to exercise many of the powers of the Board between Board meetings, including selection on its own motion of nominees for election to the Board. The Executive Committee held five meetings during 2001.

     The function of the Audit Committee is described hereinafter under "Audit Committee Report". During 2001, the Audit Committee held four meetings.

     The Compensation Committee, which has the general duty to review and approve compensation for officers, including the granting of bonuses and the administration of the Company's stock and stock option plans, held two meetings during 2001.

     The Investment Committee's primary functions are to establish overall guidelines for, and review the transactions in, the investment portfolios of independent trusts which hold funds collected by the Company that are required to be held in trust under various state laws. During 2001, the Investment Committee held four meetings.

     The 1996 Nonqualified Incentive Plan Stock Option Committee administers the 1996 Nonqualified Incentive Plan. Since the committee generally takes action pursuant to unanimous consents, the committee did not hold any meetings in 2001.

     During 2001, each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served.

                               PERFORMANCE GRAPH

     The following graph presents the Company's cumulative shareholder return over the period from December 31, 1996 to December 31, 2001. The Common Stock of the Company is compared to the S&P 500 Index and to an index of an industry peer group selected by the Company (the "Peer Group"). The graph assumes $100 is invested on December 31, 1996 in the Common Stock of the Company, the S&P 500 Index, and the Peer Group Index. Investment is weighted on the basis of market capitalization. Total return data assumes the reinvestment of dividends.

  The data source for the following graph is S&P Compustat Services.

                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN
                                   1996-2001

                              [PERFORMANCE GRAPH]

      ---------------------------------------------------------------------------------------------------------------
                                 1996           1997           1998           1999           2000           2001
      ---------------------------------------------------------------------------------------------------------------
        SCI................     100.00         132.43         138.39          25.86           6.52          18.60
        S&P 500 Index......     100.00         133.36         171.48         207.56         188.66         166.24
        Peer Group Index...     100.00         139.70         152.59          69.80          94.59         119.09
      ---------------------------------------------------------------------------------------------------------------

The Peer Group is comprised of Carriage Services Inc., Hillenbrand Industries, Inc., Matthews International Corp., Rock of Ages Corporation and Stewart Enterprises, Inc. Although it was included in the new peer group in last year's performance graph, The York Group Inc. is not included in this year's Peer Group because The York Group Inc. was acquired by Matthews International Corp. in 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is a committee of outside directors chaired by Mr. Anthony L. Coelho. Other members are Messrs. James H. Greer, John W. Mecom, Jr. and E. H. Thornton, Jr. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company, including long-term incentive arrangements. The Committee has ultimate responsibility for aligning the Company's total compensation programs with its business strategy and for assuring shareholders that pay delivery programs are effective, responsible and competitive when compared to similarly situated organizations. This Committee report documents the basis on which 2001 compensation determinations were made and further describes the components of officer compensation programs for the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Committee that all compensation programs should (1) link pay and performance, and (2) attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives. The Company also focuses strongly on cash and stock-based compensation, since incentive compensation provides the clearest link to enhanced shareholder value. From time to time, the Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans. These programs include base salaries, annual performance-based incentives and long-term incentives, all as further detailed below.

BASE SALARIES

     Base salaries for the Company's officers in 2001 were reviewed through comparisons with a group of 178 companies of similar size (as measured by revenues) across various industries (the "Comparison Group"). The competitive pay data is not drawn from the entire group of companies which comprise the Peer Group reflected in the performance graph in this proxy statement since the Committee believes revenue size and earnings level comparisons are more appropriate criteria for establishing base salary and annual incentive compensation rates. There has been no attempt to tie together the performance graph companies and the Comparison Group although there is some overlap between the groups. The Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Committee, using its discretion, considers market base salary rates, average annual salary increases for executives in companies of all sizes across the country, earnings per share growth, operating income growth, sales growth, and total shareholder return. The Committee also makes a subjective review of individual performance in making base salary decisions for officers. These criteria are assessed in a non-formula fashion and are not weighted. All of the officers shown in the summary compensation table (the "Named Executives") have employment agreements (see "Executive Employment Agreements" and "Other Executive Employment Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, under the agreements, base salaries may not be decreased. In 2001, none of the Named Executives (except Mr. Hunter) received a base salary increase. A base salary increase was provided to Mr. Hunter to reflect an increase in the market value of his position and his strong contributions to the improvement and disposition or joint venture of certain foreign operations of SCI. The current base salary levels for Named Executives are, overall, consistent with the Company's philosophy of targeting the 75th percentile of salaries of the Comparison Group. With respect to an item of compensation of an executive, the term "75th percentile" means a level of compensation which is greater than the compensation of peer executives at 75% of the companies in a survey or selected group of companies.

ANNUAL INCENTIVE COMPENSATION

     All of the Company's officers have a significant portion of their total compensation at risk through annual incentive opportunities that are linked to key financial and operational objectives for the Company on a consolidated basis. The objective of this policy is to focus the Named Executives on the attainment of objectives that the Committee believes are primary determinants of share price over time. For 2001, the two performance measures were (1) operating free cash flow and (2) the ratio of earnings before interest, taxes, depreciation, and amortization ("EBITDA") to average total capital ratio. Each of these measures was weighted 50% of the total and was assessed relative to the Company's 2001 business plan. Performance targets on these measures were established by the Committee during the first quarter of 2001. Actual awards are proportionately decreased or increased on the basis of the Company's performance compared to target, subject to maximum award amounts. For executive officers as a group, target award levels for 2001 were generally set at approximately the 75th percentile of the Comparison Group.

     The Company's actual performance on the operating free cash flow measure was substantially above target, while the Company's performance on the EBITDA to average total capital ratio fell below target. As a result, actual bonuses for Named Executives were at target.

LONG-TERM INCENTIVE COMPENSATION

     In recent years, the Committee has placed significant emphasis on stock-based compensation for officers. Stock options were granted to the Named Executives and other officers in 2001. The stock option awards were established at a level reflecting the Company's philosophy of focusing strongly on stock-based compensation, and as a result were targeted at the 75th percentile of long-term incentive awards of the Comparison Group. These stock options were granted with exercise prices equal to 100% of the fair market value of the Common Stock on the grant date. The options vest at a rate of one-third per year and have an eight year term.

2001 CHIEF EXECUTIVE OFFICER COMPENSATION

     As described above, the Company manages its pay for all executives, including the Chief Executive Officer ("CEO"), considering both a pay-for-performance philosophy and market rates of compensation for each executive position. Specific actions taken by the Committee regarding the CEO's compensation are summarized below.

  Base Salary

     In 2001, Mr. R. L. Waltrip did not receive a base salary increase. The decision regarding Mr. Waltrip's base salary was determined on the same basis as salary increases for other officers.

  Annual Incentive Compensation

     The CEO's annual incentive for 2001 was $712,500, which was the target established by the Committee and represents the 50th percentile of target annual incentives of the Comparison Group. This award was determined using the same factors used to determine annual incentives for other Named Executives, as described above.

  Long-Term Incentive Compensation

     The CEO received a grant of 1,400,000 stock options in February 2001 targeted slightly above the 75th percentile of the Comparison Group. These awards vest at a rate of one-third per year. These stock options have an eight year term and were granted with an exercise price equal to 100% of fair market value of the Common Stock on the grant date.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     Subject to certain exceptions, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") prohibits publicly traded companies from receiving a tax deduction on compensation paid to named executive officers in excess of $1,000,000 annually. Although the Committee has not adopted a policy relating to OBRA, the Committee considers the OBRA restrictions when structuring compensation programs. However, the Committee believes that compensation is more important than tax deductibility in focusing management on its goal of increasing shareholder value.

                                            COMPENSATION COMMITTEE:

                                              Anthony L. Coelho, Chairman
                                              James H. Greer
                                              John W. Mecom, Jr.
                                              E. H. Thornton, Jr.

           CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS

CASH COMPENSATION

     The following table sets forth information for the three years ended December 31, 2001 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                                                                       LONG-TERM COMPENSATION
                                                                                -------------------------------------
                                                ANNUAL COMPENSATION                     AWARDS               PAYOUTS
---------------------------------------------------------------------------------------------------------------------
                                                                                RESTRICTED                  LONG-TERM
          NAME AND                                             OTHER ANNUAL       STOCK        STOCK        INCENTIVE
     PRINCIPAL POSITION        YEAR   SALARY(1)     BONUS     COMPENSATION(2)     AWARD       OPTIONS        PAYOUTS
---------------------------------------------------------------------------------------------------------------------
 R. L. Waltrip                 2001   $1,000,250   $712,500      $241,772           $0       1,400,000         $0
 Chairman and                  2000    1,001,000    712,500       259,320            0       1,200,000          0
 Chief Executive Officer       1999      970,000          0       302,262            0       1,200,000          0
 B. D. Hunter(4)               2001      629,250    420,000        40,698            0       1,100,000          0
 Vice Chairman                 2000      451,000    280,000        26,912            0         900,000          0
 Jerald L. Pullins             2001      525,000    367,500        37,138            0         600,000          0
 President and                 2000      525,000    367,500        37,723            0         750,000          0
 Chief Operating Officer       1999      445,000          0       120,365            0         300,000          0
 Jeffrey E. Curtiss(4)         2001      400,000    280,000        19,322            0         400,000          0
 Senior Vice President and     2000      400,000    280,000        15,694            0         300,000          0
 Chief Financial Officer
 James M. Shelger              2001      350,000    245,000        19,119            0         400,000          0
 Senior Vice President,        2000      350,000    245,000        32,072            0         225,000          0
 General Counsel and           1999      340,000          0        75,709            0         100,000          0
 Secretary
---------------------------------------------------------------------------------------------------------------------

-----------------------------  ---------------

-----------------------------  ---------------

          NAME AND                ALL OTHER
     PRINCIPAL POSITION        COMPENSATION(3)
-----------------------------  ---------------
 R. L. Waltrip                    $247,554
 Chairman and                      244,309
 Chief Executive Officer           249,267
 B. D. Hunter(4)                     9,518
 Vice Chairman                       2,538
 Jerald L. Pullins                  60,355
 President and                      50,739
 Chief Operating Officer            51,117
 Jeffrey E. Curtiss(4)              10,235
 Senior Vice President and           5,135
 Chief Financial Officer
 James M. Shelger                   33,297
 Senior Vice President,             21,342
 General Counsel and                21,559
 Secretary
--------------------------------------------------------------

(1) Salary includes director fees of $50,250 for Mr. R. L. Waltrip and $29,250 for Mr. Hunter for 2001.

(2) Figures include executive perquisites and benefits, including, for 2001, $110,500 for Interest Reimbursement for Mr. R. L. Waltrip. For each of the other Named Executives, the aggregate of the executive's perquisites and benefits in 2001 did not exceed the lesser of $50,000 or 10 percent of the total of the executive's annual salary and bonus. "Interest Reimbursement" means a payment to the individual as reimbursement of interest paid by him on the loan from the Company described in the third paragraph under "Certain Transactions."

(3) Consists of the following for 2001: $233,047 for split dollar life insurance, $2,439 for term life insurance and $12,068 for Company contributions to the Company's 401(k) plan for Mr. R. L. Waltrip; $9,518 for Company contributions to the Company's 401(k) plan for Mr. Hunter; $49,558 for split dollar life insurance, $984 for term life insurance and $9,813 for Company contributions to the Company's 401(k) plan for Mr. Pullins; $2,585 for term life insurance and $7,650 for Company contributions to the Company's 401(k) plan for Mr. Curtiss; and $20,768 for split dollar life insurance, $461 for term life insurance and $12,068 for Company contributions to the Company's 401(k) plan for Mr. Shelger.

(4) Messrs. Hunter and Curtiss joined the Company as officers in January 2000. Therefore, no remuneration for these officers is reported for 1999, although Mr. Hunter did receive compensation as a director in 1999.

STOCK OPTIONS

                             OPTION GRANTS IN 2001

                                                 NUMBER OF    % OF TOTAL
                                                 SCI SHARES    OPTIONS
                                                 UNDERLYING   GRANTED TO   EXERCISE                 GRANT DATE
                                                  OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION    PRESENT
               NAME                 GRANT DATE   GRANTED(1)    IN 2001     SHARE(2)       DATE       VALUE(3)
               ----                 ----------   ----------   ----------   ---------   ----------   ----------
R. L. Waltrip.....................   2/14/01     1,400,000      15.41%      $3.745      2/14/09     $3,650,220
B. D. Hunter......................   2/14/01     1,100,000      12.11%      $3.745      2/14/09     $2,868,030
Jerald L. Pullins.................   2/14/01       600,000       6.61%      $3.745      2/14/09     $1,564,380
Jeffrey E. Curtiss................   2/14/01       400,000       4.40%      $3.745      2/14/09     $1,042,920
James M. Shelger..................   2/14/01       400,000       4.40%      $3.745      2/14/09     $1,042,920

---------------

(1) The stock options vest one-third on each anniversary of the grant date. Each option will also fully vest upon a change of control of the Company (as defined in the Amended 1996 Incentive Plan) or in certain circumstances involving termination of employment.

(2) The exercise price for all grants is the market price at the date of grant.

(3) The present value of the options is based on a present value model known as the "Black-Scholes option pricing model." The choice of such valuation method does not reflect any belief by the Company that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the 2001 grants are: volatility rate of 59.2%; annual dividend yield of 0%; turnover rate of 3%; and risk free interest rate of 5.28%.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 2001 OPTION
                                     VALUES

                                                         NUMBER OF SHARES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED                   DECEMBER 31, 2001             DECEMBER 31, 2001
                                 ON       VALUE     ---------------------------   ---------------------------
            NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              --------   --------   -----------   -------------   -----------   -------------
R. L. Waltrip...............     0          0        4,018,501      3,800,002      $348,666      $2,440,334
B. D. Hunter................     0          0          300,000      1,700,000      $261,500      $1,892,500
Jerald L. Pullins...........     0          0          954,998      1,706,552      $217,916      $1,182,834
Jeffrey E. Curtiss(1).......     0          0           99,998        600,002      $ 87,163      $  672,337
James M. Shelger............     0          0          346,666        828,334      $ 65,375      $  628,750

---------------

(1) The options reported above for Mr. Curtiss include an option for 100,000 shares that Mr. Curtiss transferred to trusts for the benefit of certain family members, of which options Mr. Curtiss disclaims beneficial ownership.

RETIREMENT PLANS

  SCI Cash Balance Plan

     The SCI Cash Balance Plan is a defined benefit plan. Each participant in the plan has an account which until December 31, 2000, was credited, each year that a participant qualified, with a Company contribution (based on annual compensation and years of benefit service) and interest.

     The Company amended the SCI Cash Balance Plan effective January 1, 2001 such that the Company would not make any further contributions under the plan after 2000. Plan accounts continue to accrue interest and, for 2001, interest for each account was credited at the annual rate of 5.33%.

  Estimated Annual Benefits Payable at Age 65

                            NAME                               ANNUAL BENEFIT
                            ----                               --------------
R. L. Waltrip...............................................      $118,852(1)
B. D. Hunter................................................        28,884(2)
Jerald L. Pullins...........................................        23,820(3)
Jeffrey E. Curtiss..........................................           -0-
James M. Shelger............................................        28,030(3)

---------------

(1) Currently being paid.

(2) Mr. Hunter previously worked for SCI and is currently being paid a benefit in accordance with the terms of the plan in existence at the time the previous period of employment terminated. Due to Mr. Hunter being rehired by SCI in 2000, a contribution to his account was credited for 2000 in addition to the benefit currently being paid. In 2001, the credited amount was distributed to Mr. Hunter in the amount of $9,475 pursuant to the age 70 1/2 distribution rules. Other than the monthly benefit currently being paid, no further benefit will accrue to or become payable to Mr. Hunter from the plan.

(3) The estimated annual benefit amount assumes no contributions being made to the plan after December 31, 2000 and assumes interest being credited only until age 65.

     Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

  Supplemental Executive Retirement Plan for Senior Officers

     The Supplemental Executive Retirement Plan for Senior Officers ("SERP for Senior Officers") is a non-qualified plan which covers executive officers and certain regional operating presidents, including the Named Executives. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan are set by the Compensation Committee from time to time. The Compensation Committee previously set guidelines such that the annual benefits would generally equal a percentage (75% for the CEO and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60. These guidelines will not be applied if the participant would have been entitled to higher benefits under the Compensation Committee's previous guidelines.

     In 2000, the Company amended the SERP for Senior Officers effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees shall become eligible to participate in the plan after 2000.

     Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

     The table below sets forth benefits for the Named Executives.

                 ANNUAL BENEFITS UNDER SERP FOR SENIOR OFFICERS

                                                               ESTIMATED ANNUAL
                                                               BENEFIT AT AGE 60
                                                               -----------------
R. L. Waltrip...............................................      $1,110,773(1)
B. D. Hunter................................................             -0-
Jerald L. Pullins...........................................         273,908
Jeffrey E. Curtiss..........................................          22,977
James M. Shelger............................................         143,235

---------------

(1) This is Mr. R. L. Waltrip's actual benefit which, pursuant to his election, is being paid in the form of monthly installments beginning January 1, 1995.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has executive employment agreements with Messrs. R. L. Waltrip and Pullins. The agreements have an initial term of five years for Mr. R. L. Waltrip and three years for Mr. Pullins. Upon annual authorization by the Compensation Committee of the Board of Directors, the terms of the agreements are extended for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Compensation Committee's decision to authorize renewal, the employment period is extended so as to terminate the same number of years after the date of such notice as the original term of the agreement. For 2001, the agreements were not renewed and will terminate when their respective terms expire on December 31 of 2004 for Mr. R. L. Waltrip and 2002 for Mr. Pullins.

     The agreements provide for base salaries, which may be increased (but not decreased) by the Compensation Committee, and the right to participate in bonus and other compensation and benefit arrangements. As of March 21, 2002, the base salaries for Messrs. R. L. Waltrip and Pullins were $950,000 and $525,000, respectively.

     In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years and continuation of welfare plan benefits. If an executive is terminated without cause or he voluntarily terminates for certain specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement ("Good Reason"), he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to terminate his employment for Good Reason, or without any reason during the 30-day period beginning one year after the change of control (the "Window Period"), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus (b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years plus (c) a multiple (equal to the number of years in the initial term) of both the executive's base salary and his highest recent bonus.

     Upon termination of Mr. R. L. Waltrip's employment, he will be subject to a 10 year non-competition obligation; however, the Company will not be required to make any further payments to Mr. Waltrip for the non-competition obligation. Upon termination of his employment, Mr. Pullins will be subject, at the Company's option, to a non-competition obligation for a period of three years. If the Company elects to have the non-competition provisions apply, during the non-competition period the Company will make payments to Mr. Pullins at a rate equal to his base salary at the time of termination, unless such termination was for cause or he terminates his employment other than for Good Reason or during the Window Period, in which case Mr. Pullins will be bound by the non-competition provisions without the Company making the corresponding payments. Any payments relating to the non-competition provisions will be reduced to the extent Mr. Pullins has received a lump-sum payment in lieu of salary and bonus after termination of employment.

     If any payments under the executive employment agreements or under the benefit plans of the Company (including the SERP for Senior Officers and stock option plans)would subject the executive to any excise tax under the Internal Revenue Code, the executive will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), the executive will be in the same after-tax position as if no excise tax had been imposed.

OTHER EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. B. D. Hunter, Jeffrey E. Curtiss and James M. Shelger and all executive officers (other than Messrs. Waltrip and Pullins, whose agreements are described in the preceding section). These agreements have an initial term expiring December 31, 2002. Annually, the Company may extend the agreements for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company's decision to authorize renewal, the employment agreement will not be extended.

     These agreements provide for base salaries, which may be increased by the Company, and the right to participate in bonus and other compensation and benefit arrangements. As of March 21, 2002, the base salaries for Messrs. Hunter, Curtiss and Shelger were $600,000, $400,000 and $350,000, respectively.

     In the event of termination of employment due to disability, death, or termination by the Company without cause, the executive or his estate will be entitled to receive (i) his salary through the end of his employment term, and
(ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the bonus the executive would have received if he had remained an employee through his employment term ("Pro Rated Bonus"). In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to receive a lump-sum payment equal to the sum of two years salary plus a Pro Rated Bonus if, during the twelve months following the change of control, the executive terminates his employment without any reason or is terminated by the Company without cause.

     Upon termination of his employment, each executive will be subject, at the Company's option, to a non-competition obligation for a period of one year which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, during the non-competition period the Company will make payments to the executive at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twelve months after a change of control), in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments.

OTHER COMPENSATION

     Certain Named Executives and other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies providing death benefits to three Named Executives as follows: $2,000,000 for Mr. R. L. Waltrip; $1,000,000 for Mr. Pullins; and $750,000 for Mr. Shelger. SCI advances the annual premium on each policy, with the executive paying income tax on the term cost of the death benefit. Each executive participant collaterally assigned an interest in the policy to SCI in an amount equal to its cumulative premiums paid. SCI will recover its cumulative premiums paid at the earlier of 15 years or death.

DIRECTOR COMPENSATION

     The current rates of directors' and committee fees are $5,250 quarterly plus $6,000 for each meeting of the Board attended (payable to all directors), and $1,500 for each committee meeting attended (payable to non-employee directors only). Pursuant to the Director Fee Plan, the quarterly fees ($5,250 per quarter) are paid in Common Stock or, at each director's option, deferred Common Stock equivalents. Under the plan, the shares of Common Stock issued in lieu of cash fees are issued once a year on the day after the annual meeting of shareholders in an amount equal to four quarterly fees. In May 2001, each director or director emeritus received under the plan 3,344 shares of Common Stock or deferred Common Stock equivalents.

     In addition, directors or directors emeritus who are not employees of the Company or its subsidiaries receive yearly awards of restricted Common Stock through 2005 pursuant to the 2001 Stock Plan For Non-Employee Directors. Each award is made on the second Thursday of May for an amount of shares determined by the Board, which amount shall not exceed 15,000 shares per director in any year. Each award has a restriction period which lapses on the second Thursday in May of the year following the year the award is granted. If the director terminates service as a director for any reason other than disability or death prior to the lapse of the restriction period, the restricted shares are forfeited. The restrictions lapse upon the occurrence of death or total and permanent disability of the director or upon a change of control of the Company (as defined in the plan). While the restrictions are in effect, the shares cannot be sold, pledged or transferred. Except for the restrictions described above, a participant in the plan who has been awarded shares of restricted Common Stock has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares. In 2001, each of the ten directors who were not employees and the director emeritus received an award of 10,000 shares under the plan.

     The Company maintains a Retirement Plan for Non-Employee Directors. Under this plan, each of the directors (excluding Messrs. Lund and W. Blair Waltrip) who is not an employee of the Company, including the director emeritus, is designated as a plan participant. Mr. Hunter is a participant since he was a non-employee director prior to becoming an employee in January 2000. Under the plan, each participant is entitled to receive annual retirement benefits of $42,500 for ten years, subject to a vesting schedule. The retirement benefits vest in 25% increments at the end of five years, eight years, eleven years and fifteen years of credited service, except that the benefits automatically vest 100% in the event of death while a director or in the event of a change in control of the Company (as defined in the plan). Effective January 1, 2001, the plan was amended such that only years of service prior to 2001 will be considered for vesting purposes.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2001, the members of the Compensation Committee of the Board of Directors of the Company were Messrs. Anthony L. Coelho, James H. Greer, John W. Mecom, Jr. and E. H. Thornton, Jr. No member of the Compensation Committee was, during 2001, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

                              CERTAIN TRANSACTIONS

     For 2001, the Company paid $100,524 in compensation and granted stock options for 4,000 shares of Common Stock to Mr. Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Mr. Stephen M. Mack, Vice President North American Funeral Operations of the Company.

     In 2001, the Company paid $32,250 in director fees (of which $21,000 was paid in the form of 3,344 shares of Common Stock) and awarded 10,000 restricted shares of Common Stock of the Company to Ms. Wanda A. McGee, mother of Mr. R. L. Waltrip, in her capacity as director emeritus of the Company. Pursuant to a resolution adopted by the Board in 1983, Ms. McGee was entitled as director emeritus to receive such fees and other emoluments as may be paid or awarded to directors of the Company. In addition, the Company reimbursed Ms. McGee $37,748 to rectify a tax reporting error of the Company in a prior year. Ms. McGee resigned as director emeritus in November 2001.

     In connection with grants of restricted stock under the Amended 1987 Stock Plan, on August 19, 1993 the Company made loans, among others, of $1,700,000 to Mr. R. L. Waltrip and $600,000 to Mr. W. Blair Waltrip. The loans were made to enable such persons to pay the estimated federal income taxes resulting from their receipt of the restricted stock grants. Each of the loans remained outstanding in 2001, is due August 10, 2003 and bears interest at 6 1/2% per annum, which interest is reimbursed by the Company (together with a tax gross-up payment equal to approximately 70% of the interest).

     At the date of his resignation as Executive Vice President of the Company on January 18, 2000, Mr. W. Blair Waltrip had a three year employment agreement with the Company. In connection with the resignation, the Company modified Mr.
W. Blair Waltrip's employment agreement and agreed to provide or pay Mr. W. Blair Waltrip, among other things, (i) salary and benefits until December 31, 2002, (ii) interest reimbursement for the loan described in the preceding paragraph, and (iii) continuation of his Company stock options in accordance with their terms. Pursuant to the foregoing, the Company paid for or to Mr. W. Blair Waltrip $653,803 for 2001. Additionally, as a director in 2001, Mr. W. Blair Waltrip received fees of $63,750 (of which $21,000 was paid in the form of 3,344 shares of Common Stock), 10,000 restricted shares of Common Stock and $4,279 in value of personal aircraft usage. In connection with the modification of the employment agreement, the Company elected to enforce Mr. W. Blair Waltrip's post-employment non-competition obligations for the period from January 1, 2003 until December 31, 2005, during which the Company will make non-competition payments of $475,000 per year. Mr. W. Blair Waltrip remains a director of the Company.

     A Company lending subsidiary previously provided various types of financing in the funeral and cemetery industry, including loans to certain employees and directors of the Company. Although the lending subsidiary no longer makes new loans, during 2001, the lending subsidiary had outstanding a loan at the prime rate to Mr. Stephen M. Mack, Vice President North American Funeral Operations, of which the largest balance in 2001 was $225,000 and the year end balance was $175,000.

     Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHMS") is a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 2001, BHMS was also an investment manager of portfolios of independent trusts which hold funds collected by the Company in connection with preneed funeral sales and preneed cemetery sales. Such trusts are prohibited from investing in SCI stock or other SCI securities. During 2001, BHMS managed on average approximately $103,585,000 for such trusts and was managing approximately $98,302,000 at the end of 2001. For such services, such trusts paid fees of $346,027 to BHMS for 2001. It is expected that BHMS will continue managing such trusts during 2002.

     Marsh & McLennan Companies, Inc. ("MMC") is a holder of more than 5% of the outstanding shares of Common Stock of the Company. In 2001, MMC acted as agent for the Company in its purchase of (i) aviation insurance at a gross premium of $146,126, from which MMC received a commission of $21,919, and (ii) surety bonds relating to preneed sales in the Company's funeral home and cemetery businesses for a gross premium of $409,402, from which MMC received a commission of $122,820. It is expected that MMC will continue to act as agent for the Company in the purchase of insurance products in 2002.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The table below sets forth information with respect to any person who is known to the Company as of March 21, 2002 to be the beneficial owner of more than five percent of the Company's Common Stock.

                                                                 AMOUNT
                      NAME AND ADDRESS                        BENEFICIALLY    PERCENT
                    OF BENEFICIAL OWNER                          OWNED        OF CLASS
                    -------------------                       ------------    --------
Barrow, Hanley, Mewhinney & Strauss, Inc. ..................   34,281,700(1)   11.3%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429
Brandes Investment Partners, L.P., Brandes Investment
  Partners, Inc., Brandes Holdings, L.P., Charles H.
  Brandes, Glenn R. Carlson and Jeffrey A. Busby............   15,410,578(2)    5.1%
  11988 El Camino Real, Suite 500
  San Diego, California 92130
Capital Research and Management Company.....................   23,973,730(3)    7.9%
  333 South Hope Street
  Los Angeles, California 90071
FMR Corp., Fidelity Management & Research Company, Edward C.
  Johnson, 3d and Abigail P. Johnson........................   17,409,380(4)    5.7%
  82 Devonshire Street
  Boston, Massachusetts 02109
Putnam Investments, LLC., Marsh & McLennan Companies, Inc.,
Putnam Investment Management, LLC and The Putnam Advisory
  Company, LLC..............................................   27,121,529(5)    8.9%
  One Post Office Square
  Boston, Massachusetts 02109
Vanguard Windsor Funds -- Vanguard Windsor II Fund
  ("Windsor")...............................................   28,414,400(6)    9.3%
  100 Vanguard Blvd
  Malvern, Pennsylvania 19355

---------------

(1) Based on a filing made by Barrow, Hanley, Mewhinney & Strauss, Inc. on February 8, 2002, which reported sole voting power for 127,600 shares, shared voting power for 34,154,100 shares, sole investment power for 34,281,700 shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 28,414,400 shares reported in the table as beneficially owned by Windsor, for whom BHMS is an investment manager.

(2) Based on a filing made by the named companies and persons on February 14, 2002, which reported sole voting power for no shares, shared voting power for 9,546,558 shares, sole investment power for no shares and shared investment power for 15,410,578 shares.

(3) Based on a filing made by Capital Research and Management Company on February 11, 2002, which reported sole voting power for no shares, shared voting power for no shares, sole investment power for 23,973,730 shares and shared investment power for no shares.

(4) Based on a filing made by the named company and persons on February 14, 2002, which reported sole voting power for 1,808,000 shares, shared voting power for no shares, sole investment power for 17,409,380 shares and shared investment power for no shares.

(5) Based on filings made by the named companies on February 15, 2002, which reported sole voting power for no shares, shared voting power for 824,072 shares, sole investment power for no shares and shared investment power for 27,121,529 shares.

(6) Based on a filing made by Vanguard Windsor Funds -- Vanguard Windsor II Fund on February 11, 2002, which reported sole voting power for 28,414,400 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for 28,414,400 shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 28,414,400 shares reported in the table as beneficially owned by Windsor, for whom BHMS is an investment manager.

     The table below sets forth, as of March 21, 2002, the amount of the Company's Common Stock beneficially owned by each Named Executive, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

                                                                 AMOUNT
                                                              BENEFICIALLY      PERCENT
                NAME OF INDIVIDUAL OR GROUP                     OWNED(1)        OF CLASS
                ---------------------------                   ------------      --------
R. L. Waltrip...............................................    6,633,925(2)      2.2%
B. D. Hunter................................................    1,009,184(3)        *
Jerald L. Pullins...........................................    1,755,715(4)        *
Jeffrey E. Curtiss..........................................      382,967(5)        *
James M. Shelger............................................      700,877(6)        *
Anthony L. Coelho...........................................       38,542           *
Jack Finkelstein............................................      375,631(7)        *
A. J. Foyt, Jr. ............................................       70,429(8)        *
James H. Greer..............................................       68,815           *
Victor L. Lund..............................................       16,344           *
John W. Mecom, Jr. .........................................       30,344           *
Clifton H. Morris, Jr. .....................................       50,028(9)        *
E. H. Thornton, Jr. ........................................      120,572           *
W. Blair Waltrip............................................    2,214,753(10)       *
Edward E. Williams..........................................      155,793(11)       *
Executive Officers and Directors as a Group (25 persons)....   15,548,683(12)     5.1%

---------------

  *  Less than one percent

 (1) For each of Messrs. Coelho, Finkelstein, Foyt, Greer, Lund, Mecom, Morris, Thornton, W. Blair Waltrip and Williams, the amounts include 10,000 shares held under the 2001 Stock Plan for Non-Employee Directors, and each such director has sole voting and shared investment power with respect to such shares.

 (2) Includes 468,384 shares held in trusts (under one of which trusts Mr. R. L. Waltrip's wife is a beneficiary) under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote
     (10). The information herein regarding ownership of equity securities by the trusts is for informational purposes only and is not to be construed as a statement that Mr. R. L. Waltrip is a beneficial owner of any such securities, as any beneficial ownership thereof is expressly disclaimed by Mr. R. L. Waltrip. Also includes 537,633 shares held by an estate of which Mr. R. L. Waltrip is the executor having sole voting and investment powers. Also includes 5,151,835 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (3) Includes 38,408 shares indirectly controlled by Mr. Hunter (of which Mr. Hunter disclaims beneficial ownership). Also includes 866,666 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (4) Includes 15,160 shares held by a trust of which Mr. Pullins' wife is trustee for the benefit of Mr. Pullins' children. Mr. Pullins disclaims beneficial ownership of such shares. Also includes 1,421,666 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (5) Includes 10,000 shares which are held in a revocable trust of which Mr. Curtiss is trustee. Also includes 299,998 shares which may be acquired upon exercise of stock options exercisable within 60 days, including exercisable options for 33,332 shares held in trust for the benefit of certain family members. Mr. Curtiss disclaims beneficial ownership of the shares and options held in trust. Also includes 14,453 shares which may be acquired upon conversion of convertible notes.

 (6) Includes 563,333 shares which may be acquired by Mr. Shelger upon exercise of stock options exercisable within 60 days.

 (7) Includes 341,105 shares held in trusts for the benefit of other family members and/or himself, and 8,500 shares held by a charitable foundation of which Mr. Finkelstein is President. As trustee, Mr. Finkelstein has sole voting and investment power with respect to 250,571 shares and shared voting and investment power with respect to 90,534 shares. Mr. Finkelstein disclaims beneficial ownership as to 99,034 shares held in such trusts and by the foundation.

 (8) Includes 17,885 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares. Also includes 200 shares owned by Mr. Foyt's wife.

 (9) Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(10) Includes 130,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 105,357 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (2). Also includes 410,000 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(11) Includes 36,133 shares which may be acquired upon conversion of convertible notes.

(12) Includes 3,250 restricted shares held by three persons under Company stock plans and 10,895,242 shares which may be acquired upon exercise of stock options exercisable within 60 days.

                             AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics program as established by management and the Board. Each member of the Audit Committee is independent as defined by the New York Stock Exchange rules. A copy of the Audit Committee Charter adopted by the Board of Directors was attached to the 2001 Proxy Statement as an exhibit.

     The Audit Committee has reviewed and discussed the audited financial statements with management of the Company; discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as modified or supplemented; received a written disclosure letter from the Company's independent accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, and has discussed with the independent accountants the independent accountant's independence; considered the compatibility of non-audit services with maintaining the principal accountant's independence from the Company; and based on the preceding review and discussions contained in this paragraph, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the 2001 fiscal year for filing with the Securities and Exchange Commission.

                                            AUDIT COMMITTEE:
                                              Clifton H. Morris, Jr., Chairman
                                              Jack Finkelstein
                                              Victor L. Lund
                                              E. H. Thornton, Jr.
                                              Edward E. Williams

          PROPOSAL TO APPROVE THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to serve as the independent accountants for the Company for the fiscal year ending December 31, 2002. PricewaterhouseCoopers and its predecessors have audited the Company's accounts since 1993. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions at such meeting. Although it is not required to do so, the Board of Directors wishes to submit the selection of PricewaterhouseCoopers for shareholders' approval at the Annual Meeting. If the shareholders do not give approval, the Board will reconsider its selection.

     Audit Fees: Aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with its audit of the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2001 and its limited reviews of the Company's unaudited consolidated interim financial statements were $1,995,263.

     Financial Information Systems Design and Implementation Fees: Aggregate fees for financial information systems design and implementation services of PricewaterhouseCoopers were $44,865 during the year ended December 31, 2001.

     All Other Fees: In addition to the fees described above, aggregate fees of $3,100,453 were billed by PricewaterhouseCoopers during the year ended December 31, 2001 for other services. The aggregate fees were comprised of (i) fees of $1,501,355 for audit-related services, including fees for subsidiary statutory reports, internal audit services, issuance of consents and comfort letters related to the Company's registration statements, due diligence services, procedures applied to management's financial assertions, and audits of the Company's employee benefit plans, (ii) fees of $1,354,492 for income tax compliance and related tax services, and (iii) fees of $244,606 for other services, primarily actuarial valuation services performed on certain of the Company's related trusts.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2001 were timely filed.

PROXY SOLICITATION

     In addition to solicitation by mail, further solicitation of proxies may be made by mail, facsimile, telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners. In addition, the Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. Such solicitations may be by mail, facsimile, telephone, telegraph or personal interview. The fee of such firm is not expected to exceed $12,000 plus reimbursement for reasonable expenses.

OTHER BUSINESS

     The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal to be presented by a shareholder at the Company's 2003 Annual Meeting of Shareholders scheduled to be held on May 8, 2003 must be received by the Company by December 13, 2002, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.

     Pursuant to the Company's Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company's 2003 Annual Meeting of Shareholders scheduled to be held on May 8, 2003 in a form other than a shareholder proposal in accordance with the preceding paragraph must give written notice in accordance with the Bylaws that is received by the Company, addressed to the Secretary, no earlier than January 8, 2003 and no later than January 28, 2003. Any notice pursuant to this or the preceding paragraph should be addressed to the Secretary of the Company, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.

     It is important that proxies be returned to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

                                            Service Corporation International
                                            1929 Allen Parkway
                                            P.O. Box 130548
                                            Houston, Texas 77219-0548

                                            April 12, 2002

                  [SERVICE CORPORATION INTERNATIONAL(R) LOGO]
                       Service Corporation International
                               1929 Allen Parkway
                                P.O. Box 130548
                           Houston, Texas 77219-0548

DETACH PROXY CARD HERE

PLEASE MARK, SIGN, DATE AND                      [X]
RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE.            VOTES MUST BE INDICATED
                                        IN BLACK OR BLUE INK.

1. ELECTION OF DIRECTORS.

FOR                WITHHOLD
ALL     [ ]        FOR ALL        [ ]       *EXCEPTIONS     [ ]

Nominees: Jack Finkelstein, James H. Greer, Clifton H. Morris, Jr. and
          W. Blair Waltrip

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions:
             -------------------------------------------------------------------

2. Approval of the selection of                 FOR     AGAINST         ABSTAIN
   PricewaterhouseCoopers LLP as the
   Company's independent accountants            [ ]       [ ]             [ ]
   for fiscal 2002.

                                                 To change your address,
                                                 please mark this box.    [ ]

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement

Please sign exactly as the name appears hereon. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

Date               Share Owner sign here           Co-Owner sign here

----------         ---------------------------     -----------------------------

                       SERVICE CORPORATION INTERNATIONAL

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2002

The undersigned hereby appoints Robert L. Waltrip, Jeffrey E. Curtiss and James
M. Shelger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company ") to be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas 77090 on Thursday, May 9, 2002, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.


                        SERVICE CORPORATION INTERNATIONAL
                        P.O. BOX 11416
                        NEW YORK, N.Y. 10203-0416


(Continued and to be dated and signed on the reverse side.)